UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32877	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

189 Wells Avenue, Newton, Massachusetts	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 559-0033

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2005, Pro-Pharmaceuticals, Inc. (the “Company”) appointed Carl L. Lueders as the Company’s Chief Financial Officer pursuant to an Employment Agreement with an effective date of February 9, 2005. Mr. Lueders will receive a base salary of $200,000 per year and the Company will grant him 150,000 stock options, vesting at a rate of 33 1/3% per year over three years beginning on the first anniversary of his employment, with an exercise price based on the closing price of the Company’s common stock on the effective date of the grant. He will be eligible for a performance-based bonus and/or additional equity grant at each year-end. Mr. Lueders will also be entitled to receive such other benefits and perquisites, as the Company makes available to other executive officers of the Company. The employment agreement includes provisions for protection of the Company’s confidential and proprietary information.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 9, 2005, Carl Lueders was appointed as the Company’s Chief Financial Officer. Mr. Lueders, age 54, most recently served as Chief Financial Officer for R.F. Morse & Son, Inc. from 2003 to present. Mr. Lueders was Interim Chief Executive Officer at Brine, Inc. in 2002. From 1979 to 2001, Mr. Lueders held finance and planning positions with Polaroid Corporation, including Vice President and Controller, Treasurer and Acting Chief Financial Officer. He is a certified public accountant and began his career with Arthur Andersen & Company.

There are no family relationships between Mr. Lueders and any executive officer or director of the Company.

For a summary of the terms of the employment agreement with Mr. Lueders, see Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.         Description

10.1	Employment Agreement between Pro-Pharmaceuticals, Inc. and Carl L. Lueders effective February 9, 2005
99.1	Press release dated February 11, 2005 entitled “Pro-Pharmaceuticals Names Carl Lueders Chief Financial Officer”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By: /s/ David Platt

        David Platt

        President and Chief Executive Officer

Date: February 11, 2005